UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2015

Q THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52062	20-3708500
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

615 Arapeen Drive, Suite 102 Salt Lake City, UT		84108
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (801) 582-5400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Effective September 8, 2015, Deborah Eppstein resigned as President and Chief Executive Officer of the Company.

In connection with Ms. Eppstein’s resignation, the Company and Ms. Eppstein entered into a Separation and Release of Claims Agreement (the “Separation Agreement”). The Separation Agreement provides that Ms. Eppstein will receive accrued salary of $523,020.28, to be paid in increments of $22,500 monthly until paid in full, which is not to exceed five years; a special bonus of up to $320,932 to be determined by the Board after completion of a financing in excess of $10,000,000; and, all of Ms. Eppstein’s outstanding stock options were immediately vested. Payment of the accrued salary and bonus is contingent upon the occurrence of certain events set forth in the Separation Agreement. The Separation Agreement also included a mutual release of claims, non-disparagement clause and other customary provisions for a transaction of this nature.

Ms. Eppstein has entered into a consulting agreement to assist the Company with matters regarding the strategy, filing and prosecuting Company’s intellectual property portfolio, and other information related to developing cell therapy products for treatment of neurodegenerative diseases and injuries for an initial term of one year.

A copy of the Separation and Release of Claims Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Separation Agreement.

(c) Effective September 9, 2015, Steven J. Borst, was appointed to serve as President and Chief Executive Officer of the Company. Mr. Borst, age 58, has served as the Company’s Chief Financial Officer and Principal Accounting Officer since October 13, 2011. Prior to October 13, 2011 Mr. Borst served as the Vice President of Finance and Corporate Development since the Company’s inception in 2002. Concurrently, Mr. Borst serves as a managing partner in a venture capital firm based in Salt Lake City, Utah. Prior to Q Therapeutics, Mr. Borst held various positions within several life science focused and venture capital companies. He has a B.S. in industrial engineering and operations research from the University of Michigan and an MBA from the J.L. Kellogg Graduate School of Management at Northwestern University.

(d) On September 9, 2015, the Board of Directors of the Company appointed Steven J. Borst as a member of the board and as Chairman of the Board.

(e) In connection with Mr. Borst’s appointment as CEO and President the Company entered into an employment agreement with Mr. Borst. The Employment Agreement sets forth Mr. Borst’s duties and responsibilities as CEO, the terms of his compensation, stock option awards, the effect of a potential future termination event or change-in-control and other customary provisions. Under the Employment Agreement, Mr. Borst will receive a base salary at an initial annual rate of $270,400 and an annual target bonus opportunity equal to 35% of his annual base salary.

If Mr. Borst is terminated by the Company without “cause” or by him for “good reason” (as those terms are defined in the Employment Agreement), he will receive up to 18 months’ payment of COBRA premiums and severance consisting of salary continuation of eighteen months’ base salary, and accelerated vesting of unvested Company equity awards.

A copy of the Employment Agreement is attached as Exhibit 10.2 to this Current Report on Form 8-K and is hereby incorporated by reference. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Employment Agreement.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description

10.1	Separation and Release of Claims Agreement between Q Therapeutics, Inc. and Deborah A. Eppstein dated September 8, 2015.

10.2	Employment Agreement between Q Therapeutics, Inc. and Steven J. Borst and the Company dated September 8, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 14, 2015	Q THERAPEUTICS, INC.

	By:	/s/ STEVEN J. BORST
Steven J. Borst,
President and Chief Executive Officer